Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750

Release:	IMMEDIATE
Contact:	Bruce Byots
Vice President - Corporate and Investor Relations
Phone:	847-735-4612

Contact:	Daniel Kubera
Director - Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

Brunswick Reports First Quarter Results
Revenue Decline of 3 Percent; Solid Improvement in Pretax Earnings
Maintains Previously Stated 2014 EPS Guidance

LAKE FOREST, Ill., April 24, 2014 -- Brunswick Corporation (NYSE: BC) today reported results for the first quarter of 2014:

•	Net sales decreased 3 percent versus first quarter 2013.

•	Gross margin was 110 basis points higher versus prior year.

•	Adjusted operating earnings decreased one percent from first quarter 2013. On a GAAP basis, operating earnings were up 5 percent.

•	Adjusted pretax earnings increased by 6 percent. On a GAAP basis, pretax earnings were up 14 percent.

•
On a GAAP and as adjusted basis, EPS of $0.60; a $0.16 decrease compared to prior year on an as adjusted basis and a $0.01 increase on a GAAP basis. The decrease in diluted earnings per common share from continuing operations, as adjusted, reflects an increase in this year’s effective tax rate.

“Our first quarter revenues declined by 3 percent, primarily due to harsh weather conditions that have adversely affected sales activity in our Marine and Bowling & Billiards segments,” said Brunswick Chairman and Chief Executive Officer Dustan E. McCoy. “Our top line reflected growth in fitness equipment and outboard boats, which was more than offset by declines in marine engines, fiberglass sterndrive/inboard boats and in our bowling and billiards businesses.

“Our first quarter gross margin of 27.4 percent reflected an increase of 110 basis points from the prior year, with the majority of the increase coming from the Fitness and Boat segments. Operating expenses increased by 2 percent during the quarter. A slight decline in adjusted operating earnings, combined with lower net interest expense, led to a 6 percent increase in adjusted pretax earnings. This increase was more than offset by a higher effective tax rate, which resulted in our lower diluted earnings per common share, as adjusted,” McCoy said.

At the beginning of 2013, the Company announced its intention to exit its Hatteras and CABO boat businesses. On Aug. 5, 2013, the Company completed that sale. The 2013 results of these businesses are reported as discontinued operations in this release and all figures reflect continuing operations only, unless otherwise noted.

A reconciliation of GAAP to non-GAAP financial measures is provided in the supplemental information sections of the consolidated financial statements accompanying this release.

First Quarter Results
For the first quarter of 2014, the Company reported net sales of $969.2 million, down from $995.3 million a year earlier. For the quarter, the Company reported operating earnings of $94.7 million. In the first quarter of 2013, the Company had operating earnings of $89.9 million, which included $5.6 million of restructuring, exit and impairment charges.

For the first quarter of 2014, Brunswick reported net earnings from continuing operations of $57.0 million, or $0.60 per diluted share, compared with net earnings from continuing operations of $54.9 million, or $0.59 per diluted share, for the first quarter of 2013. The diluted earnings per share for the first quarter of 2013 included $0.05 per diluted share of restructuring, exit and impairment charges and $0.12 per diluted share of unfavorable special tax items.

Review of Cash Flow and Balance Sheet
Cash and marketable securities totaled $226.8 million at the end of the first quarter, down $142.4 million from year-end 2013 levels. This decrease primarily reflects net cash used for operating activities of $108.2 million. Net cash used for operating activities was affected by changes in working capital during the quarter. These changes in working capital were largely the result of increases in accounts and notes receivable and inventory reflecting the seasonal requirements of our marine businesses, and decreases in accrued expenses, partially offset by increases in accounts payable.

Net debt (defined as total debt, less cash and marketable securities) at the end of the first quarter was $232.4 million, an increase of $141.8 million from year-end 2013 levels. The increase in net debt primarily reflects the seasonal decrease in total cash and marketable securities.

Marine Engine Segment
The Marine Engine segment, consisting of the Mercury Marine Group, including the marine parts and accessories businesses, reported net sales of $505.1 million in the first quarter of 2014, down 3 percent from $521.8 million in the first quarter of 2013. International sales, which represented 36 percent of total segment sales in the quarter, were down 4 percent compared to the prior year. For the quarter, the Marine Engine segment reported operating earnings of $61.7 million. This compares with operating earnings of $71.5 million in the first quarter of 2013.

Sales were flat in the segment’s parts and accessories businesses, while overall engine sales declined. The absence of a prior year gain on a sale of real estate, lower revenues and increased investments for long-term growth contributed to the decrease in operating earnings in the first quarter of 2014.

Boat Segment
The Boat segment is comprised of the Brunswick Boat Group, and includes 14 boat brands. The Boat segment reported net sales of $282.8 million for the first quarter of 2014, a decrease of 2 percent compared with $289.7 million in the first quarter of 2013. International sales, which represented 35 percent of total segment sales in the quarter, increased by one percent during the period. For the first quarter of 2014, the Boat segment reported operating earnings of $8.4 million. This compares with operating earnings of $2.4 million in the first quarter of 2013, including restructuring charges of $4.9 million.

Boat segment wholesale unit shipments decreased during the quarter, compared with the first quarter of 2013, partially offset by higher average selling prices. Operating earnings benefited from lower restructuring, exit and impairment charges, successful cost reduction activities and improved net operating efficiencies. Partially offsetting these factors were lower sales and investments for long-term growth.

Fitness Segment
The Fitness segment is comprised of the Life Fitness Division, which designs, manufactures, and sells Life Fitness and Hammer Strength fitness equipment. Fitness segment sales in the first quarter of 2014 totaled $175.6 million, up 6 percent from $166.2 million in the first quarter of 2013. International sales, which represented 48 percent of total segment sales in the quarter, decreased by one percent. For the quarter, the Fitness segment reported operating earnings of $29.8 million. This compares with operating earnings of $24.5 million in the first quarter of 2013.

The increase in sales reflected growth in the U.S. to health clubs, local and federal governments and hospitality customers. The improvement in operating earnings was a result of higher sales combined with favorable warranty expense comparisons, partially offset by investments in growth initiatives and the absence of a favorable insurance settlement in the first quarter of 2013.

Bowling & Billiards Segment
The Bowling & Billiards segment is comprised of Brunswick retail bowling centers, bowling equipment and products, and billiards tables and accessories. Segment sales in the first quarter of 2014 totaled $78.8 million, down 8 percent compared with $85.2 million in the year-ago quarter. International sales, which represented 14 percent of total segment sales in the quarter, decreased by 35 percent. For the quarter, the segment reported operating earnings of $12.7 million, compared with operating earnings of $14.9 million in the first quarter of 2013.

Revenue decreased in the quarter as a result of lower retail center and bowling products sales. The decrease in operating earnings in the first quarter of 2014, when compared with 2013, reflects lower sales and operating inefficiencies, including higher utility expense.

2014 Outlook
"First quarter U.S. marine retail activity was below our annual expectations as a result of harsh weather conditions in important boating markets,” McCoy said. “The abnormal weather conditions and the continuing overhang these conditions caused are masking the underlying consumer demand for our boat and engine products. However, at this very early point in the marine season, our operating plans for the full-year remain fairly consistent with the planning assumptions we communicated at the outset of the year. As a result, we are reaffirming our previously stated 2014 diluted earnings per common share, as adjusted, estimated range of $2.40 to $2.55.

“Our 2014 guidance reflects 5 percent to 6 percent sales growth. Our 2014 targets and plans are based on global economic conditions that are generally comparable to 2013, with weak market demand continuing in certain regions in Europe. As a result, we expect to benefit from the continuation of the modest recovery in the global marine market, with solid growth in outboard boat and engine products, as well as in the global parts and accessories marketplace. In the fiberglass sterndrive/inboard boat category, which also affects sterndrive/inboard engine production, we are currently planning for a modestly declining market, with stability in large boats.

“We believe that our Fitness segment should continue to benefit from favorable health and fitness trends, as well as solid growth rates in global health club and hospitality businesses. These market conditions, combined with exciting new products, have positioned our Fitness business to continue to deliver excellent results and support our increased level of investment spending. Our bowling business should perform well in a stable market and will focus its efforts on providing new and innovative concepts and products to consumers and operators,” McCoy continued.

“Against the backdrop of our revenue targets, our plan reflects solid improvement in gross margin levels. Our organic growth platform will continue to benefit from increased investments in capital projects and research and development programs, along with the SG&A to support them. As a result of these ongoing initiatives, operating expenses are estimated to increase in 2014, however, on a percentage of sales basis, are expected to be at slightly lower levels than 2013.

“For the full year, we expect to generate positive free cash flow in the range of $165 million to $190 million, in spite of increasing levels of investment spending. Also, due to our strong free cash flow, combined with the debt reduction already achieved, 2014 net interest expense should be lower than 2013 by approximately $10 million to $12 million.

“Our guidance continues to reflect another year of strong growth in adjusted operating earnings, as well as adjusted pretax earnings growth of 24 percent to 30 percent,” McCoy concluded.

Conference Call Scheduled
Brunswick will host a conference call today at 10 a.m. CDT, hosted by Dustan E. McCoy, chairman and chief executive officer, William L. Metzger, senior vice president and chief financial officer, and Bruce J. Byots, vice president - corporate and investor relations.

The call will be broadcast over the Internet at Hwww.brunswick.com. To listen to the call, go to the website at least 15 minutes before the call to register, download and install any needed audio software.

See Brunswick’s website for slides used to supplement conference call remarks at
www.brunswick.com/investors/investorinformation/events-presentations.php

Security analysts and investors wishing to participate via telephone should call (866) 318-8617 (passcode: Brunswick Q1). Callers outside of North America should call (617) 399-5136 (passcode: Brunswick Q1) to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A replay of the conference call will be available through midnight CDT Thursday, May 1, 2014, by calling (888) 286-8010 or international dial (617) 801-6888 (passcode: 14661710). The replay will also be available at Hwww.brunswick.comH.

Forward-Looking Statements
Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about Brunswick’s business. Forward-looking statements by their nature address matters that are, to different degrees, uncertain and often contain words such as “may”, “could”, “expect”, “intend”, “plan”, “seek”, “estimate”, “believe”, “predict”, “potential” or “continue”. These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: the effect of adverse general economic conditions, including the amount of disposable income available to consumers for discretionary purchases, tight consumer credit markets, and the level of consumer confidence on the demand for marine, fitness, billiards and bowling equipment, products and services; the ability of dealers and customers to secure adequate access to financing and the Company’s ability to access capital and credit markets; the ability to maintain strong relationships with dealers, distributors and independent boat builders; the ability to maintain effective distribution and develop alternative distribution channels without disrupting incumbent distribution partners; the ability to successfully manage pipeline inventories and respond to any excess supply of repossessed and aged boats in the market; credit and collections risks, including the potential obligation to repurchase dealer inventory; the risk of losing a key account or a critical supplier; the strength and protection of the Company’s brands and other intellectual property; the ability to spread fixed costs while establishing a smaller manufacturing footprint; the ability to successfully complete restructuring efforts in accordance with projected timeframes and costs; the ability to obtain components, parts and raw materials from suppliers in a timely manner and for a reasonable price; the need to meet pension funding obligations; the effect of higher energy and logistics costs, interest rates and fuel prices on the Company’s results; competitive pricing pressures, including the impact of inflation and increased competition from Asian competitors; the ability to develop new and innovative products in response to changing retail demands and expectations that are differentiated for the global marketplace at a competitive price and in compliance with applicable laws; the effect of competition from other leisure pursuits on the level of participation in boating, fitness, bowling and billiards activities; the risk of product liability, warranty and other claims in connection with the manufacture and sale of products; the ability to respond to and minimize the negative financial impact of legislative and regulatory developments, including those related to environmental restrictions, climate change, healthcare costs, taxes and employee benefits; the ability to maintain market share, particularly in high-margin products; fluctuations in the Company’s stock price due to external factors; the ability to maintain product quality and service standards expected by customers; the ability to increase manufacturing operations and meet production targets within time and budgets allowed; negative currency trends, including shifts in exchange rates; competition from new technologies; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the uncertainty and risks of doing business in international locations, including international political instability, civil unrest and other risks associated with operations in emerging markets; the risk of having to record an impairment to the value of goodwill and other assets; the effect that catastrophic events may have on consumer demand and the ability to manufacture products, including hurricanes, floods, earthquakes, and environmental spills; the effect of weather conditions on demand for marine products and retail bowling center revenues; the risk of losing individuals who are key contributors to the organization; and risks associated with the Company’s information technology systems, including the continued use of legacy systems and the risk of a failure of or attacks on the Company’s information systems, which could result in data security breaches, lost or stolen assets or information, and associated remediation costs.

Additional risk factors are included in the Company’s Annual Report on Form 10-K for 2013. Such forward-looking statements speak only as of the date on which they are made and Brunswick does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this news release, or for changes made to this document by wire services or Internet service providers.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity"(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood marine parts and accessories; Land 'N' Sea, Kellogg Marine, and Diversified Marine parts and accessories distributors; Bayliner, Boston Whaler, Brunswick Commercial and Government Products, Crestliner, Cypress Cay, Harris FloteBote, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray and Uttern boats; Life Fitness and Hammer Strength fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables and table tennis. For more information, visit http://www.brunswick.com.

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Three Months Ended
	March 29, 2014	March 30, 2013	% Change
Net sales	$969.2	$995.3	-3%
Cost of sales	704.1	733.4	-4%
Selling, general and administrative expense	141.0	139.1	1%
Research and development expense	29.4	27.3	8%
Restructuring, exit and impairment charges	0.0	5.6	NM
Operating earnings	94.7	89.9	5%
Equity loss	(0.2)	(1.2)	-83%
Other income, net	1.2	2.2	-45%
Earnings before interest, loss on early extinguishment of debt and income taxes	95.7	90.9	5%
Interest expense	(8.5)	(14.4)	-41%
Interest income	0.2	0.4	-50%
Loss on early extinguishment of debt	—	(0.1)	NM
Earnings before income taxes	87.4	76.8	14%
Income tax provision	30.4	21.9
Net earnings from continuing operations	57.0	54.9	4%

Net loss from discontinued operations, net of tax	—	(5.1)	NM

Net earnings	$57.0	$49.8	14%

Earnings (loss) per common share:
Basic
Earnings from continuing operations	$0.61	$0.61
Loss from discontinued operations	—	(0.06)
Net earnings	$0.61	$0.55	11%

Diluted
Earnings from continuing operations	$0.60	$0.59
Loss from discontinued operations	—	(0.06)
Net earnings	$0.60	$0.53	13%

Weighted average shares used for computation of:
Basic earnings (loss) per common share	93.3	90.6
Diluted earnings (loss) per common share	95.0	93.5

Effective tax rate from continuing operations	34.8%	28.5%

Supplemental Information
Continuing Operations:
Operating earnings	$94.7	$89.9	5%
Restructuring, exit and impairment charges	0.0	5.6	NM
Adjusted operating earnings	$94.7	$95.5	-1%

Earnings before income taxes	$87.4	$76.8	14%
Restructuring, exit and impairment charges	0.0	5.6	NM
Loss on early extinguishment of debt	—	0.1	NM
Adjusted pretax earnings	$87.4	$82.5	6%

Earnings per common share:
Diluted earnings from continuing operations	$0.60	$0.59
Restructuring, exit and impairment charges from continuing operations	0.00	0.05
Special tax items	0.00	0.12
Diluted earnings from continuing operations, as adjusted	$0.60	$0.76	-21%

NM = not meaningful

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Segment Information - Continuing Operations

	Three Months Ended
	Net Sales			Operating Earnings (Loss) (1)			Operating Margin
	March 29, 2014	March 30, 2013	% Change	March 29, 2014	March 30, 2013	% Change	March 29, 2014	March 30, 2013
Marine Engine	$505.1	$521.8	-3%	$61.7	$71.5	-14%	12.2%	13.7%
Boat	282.8	289.7	-2%	8.4	2.4	NM	3.0%	0.8%
Marine eliminations	(73.1)	(67.6)	8%	—	—
Total Marine	714.8	743.9	-4%	70.1	73.9	-5%	9.8%	9.9%

Fitness	175.6	166.2	6%	29.8	24.5	22%	17.0%	14.7%
Bowling & Billiards	78.8	85.2	-8%	12.7	14.9	-15%	16.1%	17.5%
Pension - non-service costs	—	—		(3.7)	(4.9)	-24%
Corp/Other	—	—		(14.2)	(18.5)	-23%
Total	$969.2	$995.3	-3%	$94.7	$89.9	5%	9.8%	9.0%

NM = not meaningful

(1) Operating earnings (loss) in the first quarter of 2014 includes net $0.0 million of pretax restructuring, exit and impairment charges. Operating earnings (loss) in the first quarter of 2013 includes $5.6 million of pretax restructuring, exit and impairment charges. The $5.6 million charge consists of $4.9 million in the Boat segment and $0.7 million in Corp/Other.

Brunswick Corporation Comparative Condensed Consolidated Balance Sheets (in millions) (unaudited)

	March 29, 2014	December 31, 2013	March 30, 2013

Assets
Current assets
Cash and cash equivalents	$226.0	$356.5	$242.0
Short-term investments in marketable securities	0.8	12.7	34.7
Total cash, cash equivalents and short-term investments in marketable securities	226.8	369.2	276.7
Restricted cash	8.9	6.5	13.0
Accounts and notes receivable, net	476.4	364.6	471.7
Inventories
Finished goods	426.2	379.9	369.2
Work-in-process	162.9	146.1	160.4
Raw materials	91.0	73.3	75.2
Net inventories	680.1	599.3	604.8
Deferred income taxes	137.6	137.6	18.7
Prepaid expenses and other	30.0	31.4	26.5
Current assets held for sale	—	—	—
Current assets	1,559.8	1,508.6	1,411.4

Net property	617.8	617.8	578.1

Other assets
Goodwill	291.7	291.7	290.5
Other intangibles, net	34.9	35.4	37.4
Long-term investments in marketable securities	—	—	28.5
Equity investments	44.1	41.3	42.9
Non-current deferred tax asset	352.9	377.0	—
Other long-term assets	44.5	44.0	55.3
Long-term assets held for sale	—	—	—
Other assets	768.1	789.4	454.6

Total assets	$2,945.7	$2,915.8	$2,444.1

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$5.7	$6.4	$6.8
Accounts payable	383.4	315.6	376.9
Accrued expenses	478.4	561.1	506.6
Current liabilities held for sale	—	—	10.4
Current liabilities	867.5	883.1	900.7

Long-term debt	453.5	453.4	562.9
Other long-term liabilities	531.4	540.9	846.9
Long-term liabilities held for sale	—	—	3.0
Shareholders' equity	1,093.3	1,038.4	130.6
Total liabilities and shareholders' equity	$2,945.7	$2,915.8	$2,444.1

Supplemental Information
Debt-to-capitalization rate	29.6%	30.7%	81.4%
Cash and cash equivalents	$226.0	$356.5	$242.0
Short-term investments in marketable securities	0.8	12.7	34.7
Long-term investments in marketable securities	—	—	28.5
Total cash and marketable securities	$226.8	$369.2	$305.2

Brunswick Corporation Comparative Condensed Consolidated Statements of Cash Flows (in millions) (unaudited)

	Three Months Ended
	March 29, 2014	March 30, 2013
Cash flows from operating activities
Net earnings	$57.0	$49.8
Less: net loss from discontinued operations, net of tax	—	(5.1)
Net earnings from continuing operations	57.0	54.9
Depreciation and amortization	21.9	21.6
Pension expense, net of funding	3.1	4.0
Gains on sale of property, plant and equipment, net	—	(5.3)
Other long-lived asset impairment charges	—	2.3
Deferred income taxes	21.0	2.1
Excess tax benefits from share-based compensation	(3.5)	(10.6)
Loss on early extinguishment of debt	—	0.1
Changes in certain current assets and current liabilities	(209.7)	(175.9)
Income taxes	3.5	10.8
Other, net	(1.5)	2.2
Net cash used for operating activities of continuing operations	(108.2)	(93.8)
Net cash used for operating activities of discontinued operations	—	(14.4)
Net cash used for operating activities	(108.2)	(108.2)

Cash flows from investing activities
Capital expenditures	(21.9)	(21.2)
Sales or maturities of marketable securities	11.9	80.6
Transfers to restricted cash	(2.4)	—
Investments	(4.2)	(2.3)
Proceeds from the sale of property, plant and equipment	0.1	6.1
Net cash (used for) provided by investing activities of continuing operations	(16.5)	63.2
Net cash (used for) provided by investing activities of discontinued operations	—	—
Net cash (used for) provided by investing activities	(16.5)	63.2

Cash flows from financing activities
Net payments of short-term debt	—	(0.8)
Payments of long-term debt including current maturities	(0.3)	(1.4)
Net premium paid on early extinguishment of debt	—	(0.1)
Cash dividends paid	(9.3)	—
Excess tax benefits from share-based compensation	3.5	10.6
Proceeds from stock compensation activity, net of withholdings	0.3	(5.6)
Net cash (used for) provided by financing activities of continuing operations	(5.8)	2.7
Net cash (used for) provided by financing activities of discontinued operations	—	—
Net cash (used for) provided by financing activities	(5.8)	2.7

Net decrease in cash and cash equivalents	(130.5)	(42.3)
Cash and cash equivalents at beginning of period	356.5	284.3
Cash and cash equivalents at end of period	$226.0	$242.0

Supplemental Information
Free Cash Flow
Net cash used for operating activities of continuing operations	$(108.2)	$(93.8)

Net cash provided by (used for):
Capital expenditures	(21.9)	(21.2)
Proceeds from the sale of property, plant and equipment	0.1	6.1
Total free cash flow	$(130.0)	$(108.9)